UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2006

COGNIGEN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-11730	84-1089377
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6405 218th Street, SW, Suite 305
Mountlake Terrace, Washington, 98403
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (425) 329-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On July 31, 2006, Roy D. Banks resigned as one of our directors in order to more fully concentrate on the responsibilities of his current business. His resignation was not as a result of a disagreement with us on any matter relating to our operations, policies or practices. In fact he will continue his association with us as an advisor.

Item 8.01 Other Events.

     Effective July 18, 2006, Richard L. Eberhardt, 49, was appointed as our Senior Vice President for Business Development, Marketing and Operations. Mr. Eberhardt joined us as a Consultant in June of this year. Since 2003, Mr. Eberhardt served as the president and COO of Trans Pacific Telecom of San Diego, a technology provider of voice over IP services. From 2001 to 2003, Mr. Eberhardt served as a senior vice president for marketing and business development at Acceris Communications, Inc., a interexchange telecommunications carrier also based in San Diego. Prior to that, from1989 to 2001, Mr. Eberhardt was senior vice president for retail sales and marketing at World x Change, the predecessor to Acceris. Mr. Eberhardt majored in business administration at California State University – Fullerton.

     We currently pay Mr. Eberhardt $8,500 per month, and we have agreed to pay him a bonus equal to 5% of our consolidated pretax earnings. In addition, we have agreed to issue him an option to purchase up to 210,000 shares of restricted common stock, at an exercise price equal to the fair market value of our common stock on the date we grant the option. The option will vest over a period of three years.

     On July 24, 2006, we sent a letter to Vcommerce Corporation terminating the Services Agreement that we had entered into with Vcommerce on April 19, 2005. We terminated the Services Agreement pursuant to the provision that gave us the right to terminate the Services Agreement after the first 12 months of the term by paying Vcommerce Corporation $24,000 and by giving Vcommerce Corporation 6 months notice during which time they would provide no services to us.

Item 9.01 Financial Statements and Exhibits.

(c)      Exhibits

Item Number	Exhibit
99.1	Press Release dated July 18, 2006

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 3, 2006	COGNIGEN NETWORKS, INC.
By: /s/ Christopher R. Seelbach
Chairman of the Board

INDEX TO EXHIBITS

Item Number	Exhibit
99.1	Press Release dated July 18, 2006